As filed with the Securities and Exchange Commission on August 12, 2014

Registration No. 333-170213

Registration No. 333-160026

Registration No. 333-153392

Registration No. 333-135811

Registration No. 333-116704

Registration No. 333-105748

Registration No. 333-97741

Registration No. 333-67026

Registration No. 333-38992

Registration No. 333-38990

Registration No. 333-88259

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-170213

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160026	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-97741

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-153392	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-67026

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-135811	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-38992

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-116704	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-38990

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-105748	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-88259

UNDER

THE SECURITIES ACT OF 1933

PLX TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3008334
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

350 West Trimble Road
San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 435-7400

PLX Technology, Inc. 2008 Equity Incentive Plan (Amended and Restated)

PLX Technology, Inc. Employee Stock Ownership Plan

PLX Technology, Inc. 1999 Stock Incentive Plan

NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan

HiNT Corporation 2000 Stock Plan

Sebring Systems, Inc. 1997 Stock Option/Stock Issuance Plan

PLX Technology, Inc. 1998 Stock Incentive Plan

Anthony E. Maslowski

Vice President, Chief Financial Officer and Secretary

PLX Technology, Inc.

350 West Trimble Road

San Jose, California 95131

(Name and Address of Agent for Service)

(408) 435-7400

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Patricia H. McCall

c/o Avago Technologies U.S. Inc.

350 West Trimble Road, Building 90

San Jose, California 95131

(408) 435-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of PLX Technology, Inc., a Delaware corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-170213, registering 1,500,000 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), under the PLX Technology, Inc. 2008 Equity Incentive Plan (As Amended and Restated);

•	Registration Statement No. 333-160026, registering 1,300,000 shares of Common Stock under the Company’s Employee Stock Ownership Plan;

•	Registration Statement No. 333-153392, registering 5,580,765 shares of Common Stock under the Company’s 2008 Equity Incentive Plan;

•	Registration Statement No. 333-135811, registering 800,000 shares of Common Stock under the Company’s 1999 Stock Incentive Plan;

•	Registration Statement No. 333-116704, registering 826,419 shares of Common Stock under the Company’s 1999 Stock Incentive Plan and under the assumed NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan;

•	Registration Statement No. 333-105748, registering 267,920 shares of Common Stock under the assumed HiNT Corporation 2000 Stock Plan;

•	Registration Statement No. 333-97741, registering 900,000 shares of Common Stock under the Company’s 1999 Stock Incentive Plan;

•	Registration Statement No. 333-67026, registering 900,000 shares of Common Stock under the Company’s 1999 Stock Incentive Plan;

•	Registration Statement No. 333-38992, registering 1,500,000 shares of Common Stock under the Company’s 1999 Stock Incentive Plan;

•	Registration Statement No. 333-38990, registering 691,079 shares of Common Stock under the assumed Sebring Systems, Inc. 1997 Stock Option/Stock Issuance Plan; and

•	Registration Statement No. 333-88259, registering 2,500,000 shares of Common Stock under the Company’s 1999 Stock Incentive Plan and the Company’s 1998 Stock Incentive Plan.

On August 12, 2014, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated June 23, 2014, by and among Avago Technologies Wireless (U.S.A.) Manufacturing Inc., a Delaware corporation (“Parent”), Pluto Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and the Company, the Purchaser merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent.

As a result of the merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California, on this 12th day of August, 2014.

PLX TECHNOLOGY, INC.

By:	/s/ Anthony E. Maslowski
	Name:	Anthony E. Maslowski
	Title:	Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hock E. Tan Hock E. Tan	President and Chief Executive Officer (Principal Executive Officer)	August 12, 2014

/s/ Anthony E. Maslowski Anthony E. Maslowski	Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	August 12, 2014

/s/ Patricia McCall Patricia McCall	Director	August 12, 2014

/s/ Ivy Pong Ivy Pong	Director	August 12, 2014